Exhibit 99.1

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
November 15, 2005	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
QUARTERLY DIVIDEND

Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS) today announced that the Board of Directors declared a quarterly cash dividend on common stock of $0.35 per share.  Corus’ fourth quarter cash dividend will be paid to shareholders of record on December 27, 2005 and will begin trading ex-dividend on December 22, 2005. The dividend will be paid on January 10, 2006.

“We are pleased to announce this cash dividend, which demonstrates the continued outstanding earnings and capital position of the Company,” said Joseph C. Glickman, Chairman. He further noted that Corus has paid cash dividends for more than 25 consecutive years, and cash dividends have been increased for every one of those years.

Corus Bankshares, Inc., a part of the NASDAQ Financial – 100 Index and the KBW Regional Banking Index, is a one-bank holding company headquartered in Chicago, Illinois.  Corus Bank, N.A. has eleven branches in the Chicago metropolitan area and is a leader in providing construction and development loans for commercial real estate projects across the country.  Corus Bank finances projects in major markets nationwide with a target loan size from $20 million to $150 million.

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